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
--------                                                               ----------------------------
 FORM 3             U.S. SECURITIES AND EXCHANGE COMMISSION                    OMB APPROVAL
--------                    Washington, D.C. 20549                     ----------------------------
                                                                       OMB Number:        3235-0104
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES    Expires:   December 31, 2001
                                                                       Estimated average burden
           Filed pursuant to Section 16(a) of the Securities Exchange  hours per response.......0.5
            Act of 1934 Section 17(a) of the Public Utility Holding    ----------------------------
                  Company Act of 1935 or Section 30(f) of the
                        Investment Company Act of 1940
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(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Johnson, Eugene B.
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    (Last)                          (First)                         (Middle)

      c/o FairPoint Communications, Inc.
     521 East Morehead Street, Suite 250
--------------------------------------------------------------------------------
                                    (Street)

     Charlotte                        NC                             28202
--------------------------------------------------------------------------------
    (City)                          (State)                          (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     01/23/02
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Choice One Communications Inc. (CWON)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
               (Check all applicable)

     |X| Director                    |_| 10% Owner

     |_| Officer (give title below)  |_| Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     |X| Form Filed by One Reporting Person

     |_| Form Filed by More Than One Reporting Person
________________________________________________________________________________

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

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             Table I -- Non-Derivative Securities Beneficially Owned
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1. Title of Security                   2. Amount of Securities     3. Ownership Form:    4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                             Beneficially Owned          Direct (D) or         (Instr. 5)
                                          (Instr. 4)                  Indirect (I)
                                                                      (Instr. 5)
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
     No securities owned. (1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one reporting person, see Instruction 5(b)(v).
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

FORM 3 (continued)            Table II -- Derivative Securities Beneficially Owned
                         (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative   2. Date Exercisable        3. Title and Amount of Securities    4. Conver-     5. Owner-      6. Nature of
   Security (Instr. 4)      and Expiration Date        Underlying Derivative Security       sion or        ship           Indirect
                            (Month/Day/Year)           (Instr. 4)                           Exercise       Form of        Beneficial
                         ----------------------     ---------------------------------       Price of       Derivative     Ownership
                         Date        Expira-                               Amount           Derivative     Security:      (Instr. 5)
                         Exer-       tion                                  or               Security       Direct
                         cisable     Date                   Title          Number                          (D) or
                                                                           of                              Indirect
                                                                           Shares                          (I)
                                                                                                           (Instr. 5)
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

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Explanation of Responses:

(1) Reporting Person is the Chief Executive Officer of FairPoint Communications, Inc. ("FairPoint") and FairPoint Communications
Solutions Corp. ("FairPoint Solutions"), a wholly owned subsidiary of FairPoint. Reporting Person was appointed as a director pursuant to FairPoint Solutions' right to nominate a director to the Issuer's Board of Directors. Reporting Person disclaims beneficial ownership of all shares of common stock beneficially owned by FairPoint and FairPoint Solutions.


** Intentional misstatements or omissions of facts constitute                    /s/  Eugene B. Johnson             January 24, 2002
   Federal Criminal Violations.                                                ---------------------------       -------------------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                   Name:  Eugene B. Johnson          Date
                                                                               Title: Chief Executive Officer
Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, See Instruction 6 for this procedure.



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



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